EXHIBIT 99.1

          [LETTERHEAD OF CELLULAR COMMUNICATIONS INTERNATIONAL, INC.]


                                                           FOR IMMEDIATE RELEASE


                   CELLULAR COMMUNICATIONS INTERNATIONAL, INC.
                     ANNOUNCES RECEIPT OF REQUISITE CONSENTS
                     TO AMEND 13 1/4% SENIOR DISCOUNT NOTES

     New York, New York (February 23, 1998) - Cellular Communications International, Inc. (NASDAQ: CCIL) announced today that it has received consents from the holders of a majority of its outstanding 13 1/4% Senior Discount Notes Due 2000 in connection with its previously announced solicitation of consents to amend the indenture pursuant to which the Senior Notes were issued. The consent solicitation is being made in conjunction with the Company's offer to purchase for cash all of the outstanding Senior Notes. According to The Chase Manhattan Bank, the depository for the solicitation, approximately $158,847,000 aggregate principal amount at maturity of Senior Notes had been tendered and related consents delivered as of 5:00 p.m., New York City time, on Monday, February 23, 1998. The offer to purchase will expire at 5:00 p.m., New York City time, on March 9, 1998, unless extended.

     Security holders may obtain information relating to the solicitation by contacting Donaldson, Lufkin & Jenrette Securities Corporation, the financial advisor for the Solicitation, collect to Curtis Dickinson at (212) 892-7933 or toll free at (888) 645-2218.


                                      *****

For further information contact: Stanton N. Williams, Vice President-Chief Financial Officer or Richard J. Lubasch, Senior Vice President-General Counsel at (212)906-8480.